UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

(Exact name of registrant as specified in its charter)

Paradyme Equities, LLC

Commission File Number: 024-11042

California	82-1840271
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

1200 Broadway #1113 Nashville, TN	37203
(Address of principal executive offices)	(Zip Code)

(951) 901-5304

Registrant’s telephone number, including area code

Class A Limited Liability Company Membership Interests

(Title of each class of securities issued pursuant to Regulation A)

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Part II.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this report, the term “Paradyme”, “we”, “us”, “our” or “the Company” refers to Paradyme Equities, LLC.

We make statements in this Annual Report on Form 1-K (“Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “outlook,” “believe,” “estimate,” “expect,” “potential,” “projected,” “anticipate,” “intend,” “plan,” “seek,” “may,” “could,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in our initial and any subsequent offerings (the “Offering(s)”);

•	changes in economic conditions generally and the real estate and securities markets specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	difficulties in identifying properties to invest in and consummating real estate acquisitions, developments, joint ventures and dispositions;

•	our failure to successfully operate acquired properties and operations;

•

public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19);

•	climate change and natural disasters that could adversely affect our properties and our business;

•	exposure to liability relating to environmental and health and safety matters;

•	changes in real estate and zoning laws and increases in real property tax rates;

•	failure of acquisitions to yield anticipated results;

•	our level of debt and the terms and limitations imposed on us by our debt agreements;

•	our ability to retain our executive officers and other key personnel of our advisor, our property manager and their affiliates;

•

legislative or regulatory changes impacting our business or our assets and Securities and Exchange Commission (“SEC”) guidance related to Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Securities Act”), or the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”);

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•

changes in business conditions and the market value of our assets, including changes in interest rates, tenant defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

•	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by affiliates of our Manager;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease units;

•	defaults on or non-renewal of leases by tenants;

•	decreased rental rates or increased vacancy rates;

•	failure to achieve the target returns, internal rate of return, multiple and distributions to Members;

•

our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act of 1940, as amended, and other laws; and

•	changes to accounting principles generally accepted in the United States of America (“U.S. GAAP”).

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Item 1. Business

Overview

Paradyme Equities, LLC was formed on May 16, 2017 to invest in income generating real estate. Prior to the start of 2021, we had commenced only limited operations, primarily focused on organizational matters in connection with our offering of Class A Interests pursuant to our Offering Circular under Regulation A+ that was qualified on October 14, 2020 and has since expired. In 2021, we began actively seeking investment opportunities and have invested in four projects as follows:

Havasu RV/Boat Luxury Storage Condominium Project

On September 9, 2021, the Company completed a $4 million equity investment in a luxury 208 unit condominium development project for RV and Boat storage on a 224,000 square foot site in Lake Havasu City, Arizona.  The purchase price was $2,500,000.  The current total project cost is estimated at approximately $25,000,000. To fund construction, we have taken out a loan and anticipate needing more loans as the project progresses.

Our Paradyme Storage development in Lake Havasu City, AZ is quickly being erected and while the buildings are still being constructed, we have already released Phase 1 units for sale! Already 13 out of the 35 units are under contract as of November 11, 2022. These units are currently being sold at $175 per square foot, which is an increase from our original proforma. We were able to increase our price per square foot due to a favorable appraisal done on the property. Although, pricing will increase with each future phase. Phase 1 is estimated to be completed by March 2023. As Phase 1 moves along to completion, the rest of the site is being graded, preparing for the construction of Phases 2-5. All permits for Phase 1 and 2 have been approved by the City of Lake Havasu and currently we are in the review phase for Phase 3 approval.

Our current anticipated exit strategies are to either resell all of the units or resell a portion of the units while keeping the remaining units as long-term rental units with lease periods in excess of twelve (12) months.

The project is also located within an “Opportunity Zone.” An Opportunity Zone is a designation and investment program created by the Tax Cuts and Jobs Act of 2017 allowing for certain investments in lower income areas to have tax advantages.

Pine Street Project

In Q3 of 2021 acquired a $1.1 million investment opportunity in the Pine Street Apartments in San Antonio, Texas being developed by Figurd, LLC.

The Pine Street Apartments will be a 21-unit urban infill apartment complex in a neighborhood currently experiencing high growth and renewal. Pine Street Apartments is located on a corner lot with alley access. This three-floor, 29,000 square foot residential condominium project will offer 100% market-rate units. The community will be equipped with an outdoor elevator, green walls, a private dog run, rooftop patio, and 42 parking spaces.

The property will host a combination of two- and three-bedroom units that will be either 1,250 square feet or 1,500 square feet in size. While unit sizes may be slightly larger than common in the industry, they are typical of this high-end district that attracts a renter who demands more space and comfort. The targeted rent for this property is expected to be in the range of $1.95 per square foot per month for the 1,500 square foot units and $2.05 per square foot per month for the 1,250 square foot units. These rents are believed to be comparable to the surrounding market.

Our Pine Street Apartments project in San Antonio, Texas has been in the value engineering stage for much of 2022.  In the spring we received preliminary budgets from two potential general contractors.  Because numbers came in higher than expected we asked both potential general contractors to go back and rebid the job to get better pricing.   In addition, we were waiting to be placed on the docket to be reviewed for the tax increment reinvestment zone (TIRZ) program city grant for housing which we were hoping to get between $300,000 and $875,000 but unfortunately, after many delays the commission decided to change their focus and we no longer qualify for the grant.  Through numerous meetings with the developer and architect we were able to reduce unnecessary costs associated with the build and design of the project.  While the general contractors and the design team were doing their best to whittle down the budget overages, we were able to submit our plans to the city and were granted the full approvals and permits for the project.  They are ready to be assigned to a general contractor once a contract is in place.  In the meantime, we hired a project manager to review the budget, market study and plans, to continue to value engineer the budget to ensure that all possible options had been considered.

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Tracy Lane

In February 2022, the Company made a $500,000 secured loan to Greater Nashville Development Company, LLC to acquire approximately 43 acres of land located at 0 Tracy Lane, Clarksville, TN 37040. The loan was repaid in September, 2022. The property is owned by an Affiliate of the developer and our Manager and will be purchased and developed by an Affiliate of our Manager.

The Ranch

In or around March, 2022, the Company acquired a property at 703 Williams Rd, Rogersville TN, 37857 via its wholly owned subsidiary, 703 Williams Ranch, LLC a Tennessee limited liability company. The purchase price for the property was $1.1M with a seller carry back of $600K at 4%. The Company intends to remodel the property to serve as a corporate retreat property. On March 17, 2022 Paradyme Equities loaned out to its affiliate $600,000 for the purchase of land, located at 703 Williams Ranch, Rogersville, TN and took ownership of 703 Williams Ranch, LLC as security.  The purpose of the loan is to evaluate the potential for the land and property to be utilized as a location for a corporate retreat facility.  The property is currently undergoing renovations to build a second dwelling on the property and to update the primary structure.  Renovations would add approximately 2400 sq ft of living space and is estimated to increase the property’s value by $400,000, leaving the after-renovation value at an estimated $2,200,000.  The Company’s Manager intends to buy the Company out of its position in the property through a refinance at some time in the future and return the invested amount with interest of 8%.

At this point, our Regulation A offering has expired, and we do not intend to raise additional funds. Consequently, the Company’s only investments will be those above detailed.

Investment Holding Periods and Exit Strategies

During the initial 12-48 months of owning and managing a property, the Company will analyze the market conditions in the area where the project is located. Simultaneously, we will investigate current interest rates. The Company will then determine whether the property should be maintained, refinanced, restructured (i.e. condominium conversion), or sold (disposition).

The Manager currently intends to operate the Company for up to four (4) years. The Manager may employ multiple exit strategies including, but not limited to, the following:

•

Sale of Properties. If the market allows for a successful sale of the properties to third parties or to Affiliate of the Manager so that the Members may realize appreciation, the Company will look to sell all of the properties owned by the Company to such third-party or Affiliates of the Manager.

•

Refinance the Properties and hold. The Manager expects the Properties owned by the Company will have leverage not to exceed a 80% loan-to-value ("LTV") ratio. If the then appraised values of the properties show all Members may receive: a) their return of capital, and b) realized appreciation on the properties, the Company may elect to refinance the properties and return capital and any remaining appreciation.

•

Sale to a Public Real Estate Investment Trust. The Manager may find that the properties are attractive purchases for certain public Real Estate Investment Trusts. The Manager may elect to a) sell the properties outright to the individual trust; b) sell the properties to the real estate investment trust in exchange for equity in the trust (stock) and cash (depending on the appreciation value); or c) create its own real estate investment trust to which the properties may be sold or exchanged. Note: if the Members were to receive stock of the purchaser real estate investment trust in exchange for their Interests, the Members may be able to sell their shares on the public exchange of which the public real estate investment trust is traded, so long as it is traded.

The Company will make a decision regarding the appropriate exit strategy at the time in accordance with market conditions.

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Employees

The Company does not have any employees but relies on services provided by the Manager and its affiliates. The Company’s Manager is Paradyme Asset Management, LLC (or “PAM”). The Company operates under the direction of Mr. Ryan Garland, who is the sole principal and Managing Member of our Manager.  In addition to Mr. Garland, PAM has nine (9) employees, which are provided to PAM pursuant to an employee sharing arrangement with PAM’s sole member Paradyme Funding, Inc.  All employee overhead is paid for by Paradyme Funding, Inc.

We plan to use consultants, attorneys, accountants, and other personnel, as necessary.

Prior Performance

See Item 3 of this Annual Report for more information about Mr. Garland and the Manager.  For information concerning the prior performance of investment programs similar to that of the Company that were sponsored by our Manager or its affiliates, see “Prior Performance” beginning on page 67 of our Offering Circular, which is incorporated by reference.

Competition

We will face competition from other owners, investors and developers that are looking to acquire similar properties and who may implement or are already implementing a similar business plan to ours. Further, we may be at a disadvantage to our competition who may have greater capital resources than we do, specifically cash. It has become increasingly difficult to obtain lending on many properties and those developers that are able to close without financing and pay the full purchase price of a property in cash may be able to close on more properties or will be able to negotiate better purchasing terms.

Business Segments

The Company’s operations currently consist of a single reportable segment for management and financial reporting purposes, which consists of real estate operations in a diverse set of property types, including multifamily, self-       storage, residential, hospitality, and commercial retail, office, industrial and storage properties.

Investment Company Act

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended. If at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”.

Legal Proceedings

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time, we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

Tax Status of the Company

We intend for the Company to be taxed as a partnership for federal income tax purposes.  See “Tax Treatment of Company and its Subsidiaries” beginning on page 51 of our Offering Circular for a discussion of certain material tax considerations applicable to the Company, which is incorporated by reference.

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Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Background Overview

Paradyme Equities, LLC is an emerging growth company that was formed in the State of California on May 16, 2017. The Company’s primary focus is to generate revenues from investing in income producing real estate.

Beginning in 2021, we commenced selling our Class A Interests pursuant to our Regulation A offering which has since expired. As of December 31, 2021, we had acquired two investments and have acquired an additional investment in 2022 via a loan to an entity affiliated with our Manager.

Because of our current investment strategy, the Company may not experience a positive return on investment for several years after we make an investment in a project.  As a result of this approach, the timeframe for when the Company will begin to pay accrued returns to its Members will vary from project to project based on the operating performance of each particular project.

Impact of Covid-19 on Our Business

Since first reported in December 2019, the novel coronavirus that causes the COVID-19 disease has spread globally, including to every state in the United States. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19.  The pandemic has significantly adversely affected U.S. and global economic activity, resulting in a global recession, and has contributed to significant volatility in financial markets. The global impact of the outbreak has been rapidly evolving and, in the United States, certain states and cities, including in our geographic target markets, have reacted by instituting various restrictive measures such as quarantines, restrictions on travel, "stay at home" rules, limitations on the size of gatherings, restrictions on types of business that may continue to operate, and/or restrictions on the types of construction projects that may continue. As a result, the COVID-19 pandemic is negatively affecting almost every industry directly or indirectly and is having an outsized impact on the U.S. real estate industry. For the Company, we may experience increased construction costs, trouble in obtaining services and materials, eviction moratoriums, increased operating costs, or other consequences unforeseen at this time. The full impact that the pandemic may have on the Company cannot be ascertained at this time.

Results of Operations

For the year ended December 31, 2021

Since we acquired our primary investments in Q3 of 2021 and have not completed construction, we did not generate revenues for the period ended December 31, 2021. We incurred general and administrative expenses of $328 for banking and other fees and no sales and marketing expenses for the period ended December 31, 2021 compared to  sales and marketing activities of $4,800 for the period ended December 31, 2020.  The reason for the decrease in sales and marketing expenses is that such expenses were incurred directly by the property owner entities in 2021. As a result, we experienced a loss of $328 for the year ended December 31, 2021.

Assets

As of December 31, 2021, we had $7,050,053 in assets compared to $25,360 at December 31, 2020 due to our acquisition of Havasu and Pine St. in 2021 and monies raised from our Regulation A offering.

Liabilities

As of December 31, 2021, we had an outstanding loan from our Manager in the amount of $34,800, which is the same amount outstanding at December 31, 2020. It is intended that the loan will convert to a Class B equity interest, thereby increasing the Class B Member’s capital account balance with respect to such interests. This loan is not in writing and bears no interest.

Liquidity and Capital Resources

As of December 31, 2021, the Company had no revenues and total liabilities of $34,800, which was the same for December 31, 2020. The Company currently has approximately $385,533 cash on hand from its Regulation A offering to be allocated between Pine St. and Havasu. The Company anticipates receiving repayment of its $500,000 loan to an affiliate

The Company’s Regulation A offering has expired and the Company does not intend to renew the offering at this point. From the Regulation A offering, the Company raised approximately $9,838,465, from which approximately $60,000 was spent on offering expenses, $196,769 on management fees, $354,168 on working capital, $37,336.50 on legal and accounting fees, $1,000,342.94 on property acquisitions, and $1,151,563 on construction fees paid to an affiliate of the Manager. The remaining amount is being held by the Company for allocation to Pine St. and Havasu.

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The Company does not expect to have revenues until it completes construction of its projects, respectively, and will be dependent on loans from third parties to complete construction of its projects. The Company expects to incur another approximately $21M for Havasu and $9M for Pine St.

The Manager does not expect to make any distributions to the Company’s Members during 2023. The Manager will make the determination to make future distributions based on revenues of the Company, if any, and anticipated costs.

The Company currently has no binding agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Plan of Operations

The Company does not intend to acquire any additional projects at this time.

The Company is continuing construction of Havasu and is working to close the construction loan for the project. The Company intends to begin construction on Pine St. within the upcoming weeks and is working to close the construction loan for the project. The Company expects construction to be complete at the end of 2023.

Trends

Construction and materials costs for real estate projects have been increasing; however, rental rates have also been increasing by approximately 30%-40%. While the Company expects to increase its budgets for construction of its projects, it it hoping to recoup some of those costs through increased rents.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements for the year ended December 31, 2021, regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

As of the date of this Annual Report. we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our Members or investors.

Critical Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2) (B)  of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are No longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

Item 3. Directors and Officers

The following table shows the name and age of the sole principal of Paradyme Asset Management, LLC, our Manager, which is responsible for the day-to-day operations of the Company, and the positions held by such individual:

Name	Age	Title
Ryan Garland	38	Chief Executive Officer and President

Mr. Garland is the sole decision maker of Paradyme Asset Management, LLC, which is the Manager of the Company. All business and affairs of the Company are managed by the Manager. The Manager directs, manages, and controls the Company to the best of its ability and has full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business goals and objectives of the Company.  In addition to Mr. Garland, the Manager has nine (9) employees, which are provided to PAM pursuant to an employee sharing arrangement with PAM’s sole member Paradyme Funding, Inc.

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Ryan J. Garland (Age 38), Chief Executive Officer

Mr. Garland is the Founder and has served as the Chief Executive Officer of the Paradyme Asset Management, LLC (“PAM”), our manager, since its formation in 2015.  PAM primarily serves as a mortgage broker focusing on hard money loans throughout Southern California and on raising capital to invest in, operate and manage a diverse range of real estate properties. Prior to founding PAM, from 2014 to 2015, Mr. Garland served as the Vice President and as a loan officer at Legacy Private Funding, Inc., a hard money lender, where he oversaw fund raising, loan origination and loan underwriting. From 2011 to 2013, Mr. Garland served as a loan officer for Pelorus Equity Group where he was involved with the origination of approximately $650 million in loans. He also served as a loan officer for Anchor Loans from 2013 to 2014. Mr. Garland has overseen the funding, origination, underwriting and closing of approximately $1.5 billion in private and commercial loan transactions.

Item 4. Security Ownership of Management and Certain Securityholders

As of December 31, 2021 our Manager held 100% of our Class B Interests*. As of December 31, 2021, no entity or Member beneficially owned more than 10% of the  Class A Interests in the Company.

*              Ryan Garland, who is the sole principal, Chief Executive Officer and Managing Member of our Manager,  Paradyme Asset Management, LLC, has dispositive control over 100% of the Class B Interests that are owned by Paradyme Asset Management, LLC.  The business address for Paradyme Asset Management, LLC is 43620 Ridge Park Drive #310, Temecula, California 92590.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this Annual Report.

Item 5. Interest of Management and Others in Certain Transactions

Our Manager and its affiliates, will receive fees and expense reimbursements for services relating to the investment and management of our assets. The items of compensation are summarized in the following table. Neither our Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of our Class A Interests.

Form of Compensation	Basis for Fee	Amount of Fee

Acquisition-Investment Fee	Fees payable to the Manager as funds are invested into properties or other investment opportunities.	2% of the amount of funds invested into any property acquisition or other investment opportunity.

Annual Management Fee	Fees payable to Manager for its services in running the day-to-day business and operations of the Company	Up to 2% of the funds invested in properties or other investment opportunities on an annual basis.

Carried Interest*	Interest payable to the Manager on account of its holding of 100% of the Class B Interests.	Profit sharing of 30% of distributable cash flow that is available after the Class A Interest holders have received their stated Preferred Return.

* The Manager (and the holder of the Class B interests) voluntarily agreed to (i) increase the Class A interest preferred return from 7.5% to 8.0% and (ii) reduce its Carried Interest Fee from the amount originally stated in the Company’s Operating Agreement from 70% to 30%.

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To date, the Manager or its affiliates have been paid approximately $1,212,500 in fees. Unpaid Management Fees will accrue as an account payable to the Manager. The Manager may elect to pay accrued Management Fees to the Manager at any time, at the sole discretion of the Manager. For organizing the Company, business plan development, putting together this Offering, initial capitalization, and other related services, the Manager has been awarded 100% of the Class B Interests in our Company at zero cost. The principals of our Manager have agreed to provide services to us without cash compensation until such time that we have sufficient earnings from our revenue. The Manager rights are set forth in the Operating Agreement. The Manager has the sole and exclusive power and authority to manage all aspects of the business of the Company.

The Class B Interests held by the Manager entitles the Manager to receive 30% of the remaining Cash Flow after the holders of the Class A Interest have received a cumulative, non-compounded preferred return of 8.0% per annum on their Capital Contributions (the “Preferred Return”).  Cash Flow, as defined, means, with respect to any period of the Company’s operation, the gross cash receipts of the Company, including funds released from reserves, reduced by the sum of the following: (a) all principal and interest payments and other sums paid on or with respect to any indebtedness of the Company, (b) all cash expenditures incurred incident to the operation of the Company’s business, including without limitation, any capital expenditure, (c) all amounts due the Manager, and (d) such cash reserves as the Manager shall from time to time designate or as may otherwise be required by the terms of any agreement or loan documents entered into by the Company in order to establish for working capital, compensating balance requirements, contingencies, payments of distributions or the funding of any other cash or capital requirements of the Company.

The Company utilizes office space provided at no cost from our Manager. Office services are also provided without charge by the Company’s Manager. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

Our Manager has loaned the Company $34,800 on a no interest basis.  Of that amount, $25,000 has been utilized for the payment of legal and accounting costs.

In February 2022, the Company made a $500,000 secured loan to an affiliate of our manager, which has been repaid in full.

Conflicts of Interest

Our Manager and its affiliates will experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our Manager and its affiliates face include the following:

•	Our Manager manages other investment opportunities and funds outside of the Company, including those that have similar investment objectives as the Company.

•	The Manager will most likely enlist the services of third party managers in order to manage our assets. The Manager will seek to compensate third party services providers at market rates.

•	The terms of our operating agreement (including the Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm’s length.

•

Our Members may only remove our Manager for “cause” following the affirmative vote of Members holding 75% of the Class A interests. Unsatisfactory financial performance does not constitute “cause” under the operating agreement.

Item 6. Other Information

See item 1 regarding the Company’s investments in Tracy Lane, which description is incorporated in this Item by reference.

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Item 7. Financial Statements

PARADYME EQUITIES, LLC

(a California limited liability company)

Audited Financial Statements

For the calendar years ended December 31, 2021 and 2020

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PARADYME EQUITIES, LLC

DECEMBER 31, 2021 AND 2020

FINANCIAL STATEMENTS

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INDEPENDENT AUDITOR’S REPORT

April 11, 2022

To: Board of Directors, PARADYME EQUITIES, LLC

Re: 2021 and 2020 Financial Statement Audit

We have audited the accompanying financial statements of PARADYME EQUITIES, LLC (a limited liability company organized in California) (the “Company”), which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of income, members’ equity/deficit, and cash flows for the calendar year periods thus ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, CO

F-1

PARADYME EQUITIES, LLC
Balance Sheets
As of December 31, 2021 and 2020
See Independent Auditor's Report and Notes to the Financial Statements

	2021	2020
Assets
Current assets
Cash	$2,171,672	$360
Deferred offering costs	0	25,000
Total current assets	2,171,672	25,360

Real estate project	4,878,381	0

Total assets	$7,050,053	$25,360

Liabilities and Members’ Equity
Current liabilities
Due to manager	$34,800	$34,800
Total current liabilities	34,800	34,800

Membership interest	7,025,021	0
Retained deficit	(9,768)	(9,440)
Total Members’ equity	7,015,253	(9,440)

Total Liabilities and Members’ Equity	$7,050,053	$25,360

F-2

PARADYME EQUITIES, LLC
Statements of Operations
Years Ended December 31, 2021 and 2020
See Independent Auditor's Report and Notes to the Financial Statements

	2021	2020

Revenues	$0	$0

Operating expenses
Sales & marketing expenses	0	4,800
General & administrative expenses	328	0
Total operating expenses	328	4,800

Operating loss	(328)	(4,800)

Income tax	-	-

Net loss	$(328)	$(4,800)

F-3

PARADYME EQUITIES, LLC
Statements of Members’ Equity (Deficit)
Years Ended December 31, 2021 and 2020
See Independent Auditor's Report and Notes to the Financial Statements

	Membership Interest	Retained Earnings / (Deficit)	Total Members’ Equity / (Deficit)
Balances – January 1, 2019	$0	$(4,598)	$(4,598)
Net loss		(42)	(42)
Balances - December 31, 2019	$0	$(4,640)	$(4,640)
Net loss		(4,800)	(4,800)
Balances - December 31, 2020	$0	$(9,440)	$(9,440)
Issuance of securities, net of offering costs	7,025,021		7,050,021
Net loss		(328)	(328)
Balances – December 31, 2021	$7,025,021	$(9,768)	$7,015,253

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PARADYME EQUITIES, LLC
Statements of Cash Flows
Years Ended December 31, 2021 and 2020
See Independent Auditor's Report and Notes to the Financial Statements

	2021	2020
Cash Flows from Operations
Net income (loss)	$(328)	$(4,800)
Adjustments to net income (loss)
Changes in assets and liabilities
None
Total Cash Flows from Operations	(328)	(4,800)

Cash Flows from Investments
Havasu real estate project costs	(4,878,381)	0
Total Cash Flows from Investments	(4,878,381)	0

Cash Flows from Financing
Proceeds from affiliate borrowing	0	4,800
Proceeds from securities offering	7,050,021
Total Cash Flows from Financing	7,050,021	4,800

Total Cash Flows	2,171,312	0
Beginning Cash Balance	360	360
Ending Cash Balance	$2,171,672	$360

F-5

PARADYME EQUITIES, LLC
Notes to the Financial Statements
Years ended December 31, 2021 and 2020
See accompanying Independent Auditor’s Report

NOTE 1 - NATURE OF OPERATIONS

PARADYME EQUITIES, LLC (“the Company”) is a limited liability company established by the manager to invest in real estate investments.  The Company is headquartered in California.

The Company recently closed on a real estate project in Havasu.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).  In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history.  The Company's business and operations are sensitive to general business and economic conditions in the United States.  A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, changes in regulations or restrictions in imports, competition, or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.  As of December 31, 2021, the Company is operating as a going concern.  See Notes 1 and 9 for additional information.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.  Cash consists of funds held in the Company’s checking account.   The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.  As of December 31, 2021 and 2020, the Company had $2,171,672 and $360 cash on hand, respectively.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered.   Trade receivables are stated at the amount billed to the customer.  Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice.  The Company routinely assesses its outstanding accounts. As a result, the Company believes that its accounts receivable credit risk exposure is limited.  The Company generally collects all service fees as a brokerage at the time the service is provided.

Sales Taxes

Various states impose a sales tax on the Company’s sales to non-exempt customers.  The Company collects the sales tax from customers and remits the entire amount to each respective state.  The Company’s accounting policy is to exclude the tax collected and remitted to the states from revenue and cost of sales.

F-6

Long-Lived Assets

Assets are recorded at cost if the expenditure exceeds $1,000.  Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized.  Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to fifteen years depending on the asset type.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.  The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.  As of December 31, 2021 and 2020, the Company maintained fixed assets with a net book value of $4,878,381 and $0, respectively.

Fair Value Measurements

The Company has determined the fair value of certain assets and liabilities in accordance with United States generally accepted accounting principles (“GAAP”), which provides a framework for measuring fair value.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

A fair value hierarchy has been established, which prioritizes the valuation inputs into three broad levels.

•	Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability.
•	Level 3 inputs are unobservable inputs related to the asset or liability.

Income Taxes

The Company is taxed as a partnership for US federal tax purposes.  Items of income, loss, credit, and gain are passed through to the members of the Company.  The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company has incurred taxable losses since inception but is current in its tax filing obligations. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

F-7

Revenue Recognition

The Company adopted ASC 606, Revenue from Contracts with Customers, as of January 1, 2019 (the “transition date”) using the full retrospective method. There was no transition adjustment recorded upon the adoption of ASC 606.  Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Revenue has not yet been earned by the Company.

Sales and Marketing Expenses

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

In February 2017, FASB issued ASU No. 2017-02, “Leases (Topic 842),” that requires organizations that lease assets, referred to as "lessees," to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2017-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. The Company is currently evaluating the effect that the updated standard will have on its financial statements and related disclosures.  The Company will adopt this standard after required to and when applicable to the Company.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company, or (iv) are not expected to have a material impact the Company’s financial statements.

NOTE 3 – INCOME TAX PROVISION

As discussed above, the Company is a partnership for federal income tax purposes.  The Company has incurred tax losses since inception; however, valuation allowances has been established against the deferred tax assets associated with the carryforwards of those losses as there does not yet exist evidence that the deferred tax assets created by those losses will ever by utilized.

Tax returns once filed which will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed.

NOTE 4 – MEMBERSHIP INTEREST

The Company has recently raised over $7,000,000 by issuing membership interests in the Company.

F-8

NOTE 5 –DEBT

Due to Affiliate

The Company has borrowed from affiliates on a revolving account to cover expenses and other costs.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company, from time to time, may be involved with lawsuits arising in the ordinary course of business. In the opinion of the Company's management, any liability resulting from such litigation would not be material in relation to the Company's consolidated financial position, results of operations and cash flows. There is no pending or threatened litigation.

NOTE 7 – RELATED PARTY TRANSACTIONS

Related-Party Transactions

The Company is early stage in its growth and relies heavily on contributions from the membership group to cover expenses, perform marketing, and other core functions.

Because these transactions are among related parties, there is no guarantee that similar commercial terms could be found in the normal course of business.

NOTE 8 – GOING CONCERN

These financial statements are prepared on a going concern basis.  The Company began operations in 2018. The Company’s ability to continue is dependent upon management’s plan to grow profitable operations and raise additional funds.  The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 9 – SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through April 11, 2022, the date the financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

F-9

Item 8. Exhibits

2.1	Certificate of Formation (1)

2.2	Operating Agreement(1)

4.1	Subscription Agreement for Class A Units(1)

11.1	Independent Auditor’s Consent Letter(1)

(1)	Previously filed with Form 1-A/A filed with the SEC on September 21, 2020 (File No. 024-11042) and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in Temecula, California on January 31, 2023.

Paradyme Equities, LLC

By:	Paradyme Asset Management, a California limited liability company, its Manager

By:	/s/ Ryan J. Garland
Name: Ryan J. Garland
Title: Managing Member and Chief Executive Officer

Pursuant to the requirements of Regulation A, this Annual Report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ryan J. Garland	Principal Executive Officer	01/31/2023

/s/ Ryan J. Garland	Principal Financial Officer and	01/31/2023
Principal Accounting Officer

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